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          Exhibit (d)
          -----------

                            VOTING TRUST AGREEMENT

                    This Agreement is made this 6th day of March, 1991 between John F. Spahr, Jr. (the "Subscriber") and
          John F. Spahr, Jr. and William M. Passano, Jr. as
          Trustees (the "Trustees").

                    WHEREAS, the Subscriber and Waverly, Inc. (the "Corporation") have entered into a Plan and Agreement of Merger dated January 10, 1991 (the "Merger Agreement") pursuant to which Lea & Febiger, L.P., a Delaware limited partnership of which the Subscriber is a limited partner, will be merged with and into the Corporation; and

                    WHEREAS, the Merger Agreement provides that, in partial consideration for Subscriber's entering into the Merger Agreement, the Corporation shall transfer to an escrow agent (the "Escrow Agent") a total of Seventy-Seven Thousand Five Hundred (77,500) shares (the "Waverly Shares") of the Corporation's Common Stock, par value $2.00 per share, at the Closing (as defined in the Merger Agreement) to be held for the account of the Subscriber on the terms and conditions set forth in the Merger Agreement and an Escrow Agreement attached thereto as
          Exhibit 2(a)(ii) and executed at the Closing (the "Escrow Agreement") and which is attached as Exhibit A hereto; and

                    WHEREAS, the Subscriber and the Trustees acknowledge that the Trust corpus is subject to the provisions of the Escrow Agreement, including the indemnification provisions incorporated by reference therein; and

                    WHEREAS, the Subscriber deems it advantageous to the Corporation, to himself and to the other stockholders of the Corporation that the Subscriber enter into this voting trust agreement with respect to the Waverly Shares:

                    NOW, THEREFORE, in consideration of the
          foregoing premises and the mutual agreements and covenants contained herein, and subject to the mutual terms and provisions hereof, the parties hereto covenant and agree as follows:

                    1.   Upon the terms and conditions herein
          stated and subject to the terms and conditions of the Escrow Agreement, the Subscriber hereby agrees to the transfer of all of his ownership rights to the Waverly Shares to the Trustees for the sole purpose of vesting in term and their successors (as elected hereunder) the right to vote such shares and further agrees that, upon

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          any release from escrow of the Waverly Shares or any of
          them, the certificates representing the Waverly Shares or any portion thereof so released shall be deposited with the Trustees or their authorized agent. The parties hereto agree to inform the Escrow Agent and the Corporation of such transfer, and to cooperate in all respects in order to effect such transfer. The Waverly Shares and any shares of the Corporation's stock hereafter issued or delivered to the Escrow Agent as stock dividends or otherwise (which shall henceforth also be included in the definition of "Waverly Shares"), shall be vested in the Trustees and registered in their names on the books of the Corporation. Only the Trustees may vote the stock so transferred to them until and including the earlier to occur of the following, on the occurrence of which earlier event this Agreement will expire (hereinafter called the "Expiration Date"): (a) the execution of a subsequent voting trust agreement of nine years and 364 days duration in substantially the form of this agreement or Exhibit A, except that the parties hereto shall have no obligation to execute such an agreement if, after January 10, 1993, the Family Voting Trust Agreement (as defined below) is still in effect,
          (b) January 9, 2001, (c) the termination of the Family Voting Trust Agreement without the subsequent execution of a successor family voting trust agreement, or any reduction in the number of Corporation shares subject to the Family Voting Trust Agreement or any such successor family voting trust agreement to a number of shares fewer than the number of shares as are then subject to this Agreement, or (d) the failure of the shares subject to the Family Voting Trust Agreement or any such successor family voting trust agreement to be voted to elect, as a director of the Corporation, John F. Spahr, Jr., or, in the event his employment relationship with the Corporation ceases for any reason whatsoever, either Christian C.F. Spahr, Jr. or Robert N. Spahr, subject to their availability and willingness to serve and their then being employed by the Corporation.

                    2.   Upon the execution and delivery of this
          Agreement by the parties hereunto and the assignment by the Subscriber of his rights and duties under the Escrow Agreement to the Trustees pursuant to the terms of the Escrow Agreement, and in connection with subsequent distributions, such as stock dividends or otherwise, to the Trustees, as registered holder of the Waverly Shares (subject to the terms of the Escrow Agreement), the Trustees will deliver or cause to be delivered to Subscriber and/or to his designee a voting trust certificate or certificates, in such form as the Trustees may approve and adopt, for the number of Waverly Shares represented by the stock certificate or certificates held by the Escrow Agent in the Trustees' name on Subscriber's behalf. Each voting trust certificate shall be signed, countersigned and registered as the Trustees may direct,

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          and shall be transferable only on the books of the
          Trustees; and until such transfer the Trustees may treat the registered holder as the owner thereof for all purposes. Each voting trust certificate shall bear any legend the Trustees reasonably conclude is appropriate to reflect restrictions under applicable securities laws.

                    3. The Trustees exclusively shall possess and be entitled to exercise, during the term of this Agreement, all of the rights and powers of absolute ownership in respect of all stock of the Corporation held by the Escrow Agent for their account, subject only to the legended restrictions on the Waverly Shares and the Escrow Agreement, including the right (a) to vote the Waverly Shares, (b) to take part in or consent to any corporate or stockholders' action of any kind and for any purpose, ordinary or extraordinary (including the right to vote for election of directors and for or against any resolution or proposed action requiring the vote or consent of the Corporation's stockholders), (c) subject to paragraph 5 below, and to the terms of the Escrow Agreement, to receive dividends or other distributions on said stock, and (d) to enter and prosecute any action or proceeding at law or in equity against or on behalf of the Corporation or any other person, firm or corporation which any stockholder might enter or prosecute by virtue of his ownership of the stock in the Corporation.

                    Anything in this Agreement to the contrary notwithstanding, the Trustees shall vote the Waverly Shares in the same manner as shares (the "Family Shares") subject to the Voting Trust Agreement dated July 31, 1989 among Edward M. Passano, Sr., as subscriber, and William
          M. Passano, Jr., Susan P. Macfarlane and Edward M. Passano, Sr. as Voting Trustees or the Voting Trust Agreement contemplated in the Agreement dated February 2, 1981 among William M. Passano, Jr., Susan P. Macfarlane and E. Magruder Passano, Jr. (collectively, the "Family Voting Trust Agreement") are voted. If, on any matter submitted to the stockholders for a vote, the Family Shares are not voted pursuant to the Family Voting Trust Agreement, then the Trustees shall vote the Waverly Shares as instructed by the Subscriber.

                    4. Anything in this Agreement to the contrary notwithstanding, during the term of the Escrow Agreement or thereafter, the Subscriber or his personal representative, successor or permitted assign shall be entitled to the release of such of the Withdrawable Collateral (as that term is defined in Section 8 of the Escrow Agreement), as might be available pursuant to the terms of the Escrow Agreement or as would have been available had the Escrow Agreement still been in effect. Trustees agree that upon presentation to them of voting trust certificates applicable to any such Withdrawable Collateral by the Subscriber and a certificate (the

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          "Withdrawal Certificate") executed by said Subscriber or his personal representative, successor or assign as to the number of shares to be withdrawn, setting forth the basis for such determination in reasonable detail, Trustees shall: (a) use their best efforts to obtain the release of the Waverly Shares indicated by the Withdrawal
          Certificate in accordance with the terms of the Escrow Agreement, if still in effect, and (b) the Trustees shall promptly deliver such Withdrawable Collateral as is or comes into their possession to the Subscriber in exchange for the voting trust certificates delivered to them by the Subscriber, which certificates the Trustees shall immediately cancel, and the Trustees shall thereupon issue a new voting trust certificate to the Subscriber which reflects the reduction in the amount of the Waverly Shares still subject hereto. Except as set forth in this Paragraph 4 or in Paragraph 9 below, the Waverly Shares shall not be withdrawn from this Agreement or transferred to any person prior to the expiration of this Agreement without the prior written consent of the Subscriber (or his successor(s), personal representatives or assigns) and both Trustees.

                    5.   Subject to the terms of the Escrow
          Agreement, the registered holders of the voting trust certificate or certificates shall be entitled to receive directly from the Trustees any cash dividends or any other assets that do not entitle their holder, directly or indirectly, to vote on any decision affecting the Corporation, in either case collected by or distributed to the Trustees with respect to the Waverly Shares and also to receive additional voting trust certificates for any additional shares issued to the Trustees in respect of said stock by means of stock splits, stock dividends, or the like, or purchase warrants, exchanges of shares or certificates evidencing ownership of any other distribution made to all shareholders of the Corporation's common stock (including any other assets that entitle their holders, directly or indirectly, to vote on any decision affecting the Corporation), and such additional shares and distributions shall be held by the Trustees pursuant to this Agreement.

                    6. On the Expiration Date of this Agreement or any successor agreement substantially in the form of this Agreement or Exhibit A, whichever date is later, the Trustees shall distribute the stock and any other securities or assets or rights to such stock, securities or other assets then held by them to the registered holders of the voting trust certificates, in exchange for and in accordance with the voting trust certificates duly endorsed to the Trustees by such registered holders. Any stock, securities, or other assets distributable to the holder of each voting trust certificate which is not so surrendered within thirty days after notice has been mailed to him shall be deposited for his account by the

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          Trustees with an agent selected by them, and the Trustees
          shall thereupon be relieved of and discharged from all further obligation and liability hereunder.

                    7. Upon the death or disability of William M. Passano, Jr., or upon his ceasing to serve as Chairman of the Corporation, his successor or any subsequent successors as Chief Executive Officer of the Corporation shall serve as Co-Trustee in his place and stead. The Subscriber may designate a successor to serve as Co-Trustee upon his death or disability. Such designation shall be made by an instrument signed by the Subscriber and delivered to William M. Passano, Jr. or any successor or subsequent successors of William M. Passano, Jr. as Co-Trustee. If the Subscriber fails to designate a successor Co-Trustee in the manner provided above, William M. Passano, Jr. or any successor or subsequent successors of William M. Passano, Jr. as Co-Trustee shall act as the sole Trustee. The Trustees may act in all matters in person or by proxy. A Trustee shall not be prohibited from voting with the Family Shares hereunder solely because such a vote may result in the election of the Trustee as a director, officer or agent of the Corporation.

                    8. This Agreement shall be binding upon the Subscriber and his heirs, personal representatives and assigns.

                    9. The parties agree that the Waverly Shares and the property in respect of such Shares which is retained in escrow pursuant to the Escrow Agreement (the "Collateral") are subject to indemnification obligations set forth in the Merger Agreement and incorporated into the Escrow Agreement. In accordance with the obligations set forth in the Escrow Agreement, some or all of the Collateral may be released from escrow and transferred to the Corporation in satisfaction of the indemnification obligations of the Subscriber to the Corporation. In such event, the procedures for notice and release from escrow contained in the Escrow Agreement shall control, and any Waverly Shares included in the Collateral released from escrow shall also be deemed withdrawn from the voting trust established hereunder (the "Voting Trust") and any voting certificates relating to such Waverly Shares held by Subscriber or their personal representatives, successors or permitted assigns shall thereupon be cancelled and be of no further effect. The Voting Trust shall remain in full force and effect as to any Collateral not transferred in connection with such indemnification. Upon notification by the Corporation, the Escrow Agent or any Subscriber of the release of any Collateral pursuant to the indemnification obligation of the Subscriber, the Trustees shall cancel the outstanding voting rights certificates and issue new certificates in the amount of the Waverly Shares remaining in the Voting

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          Trust.  In the event that voting trust certificates are
          held by more than one party, the voting trust certificates held by the Subscriber will be cancelled first; if the Subscriber no longer holds any such certificates, the voting trust certificates to be cancelled shall be cancelled pro rata among the registered holders thereof.

                    10. This Agreement may be executed in several parts of like tenor, each of which, when executed, shall be deemed to be an original, and such parts shall together constitute one and the same instrument.

                    11. This Agreement is executed in the State of Maryland, and the laws of Maryland and the federal law of the United States shall govern its interpretation and effect.

                    IN WITNESS WHEREOF, the parties hereto have respectively executed this Agreement as a document under seal as of the day and year first above written.


          WITNESS:

          /s/ Melanie L. Cann           /s/ John F. Spahr, Jr.
          --------------------------    ------------------------------
                                        John F. Spahr, Jr.
                                        Subscriber


          /s/  H.J. van der Vaart       /s/ William M. Passano, Jr.
          --------------------------    -------------------------------
                                        William M. Passano, Jr.
                                        Trustee


          /s/ Melanie L. Cann           /s/ John F. Spahr, Jr.
         --------------------------     -------------------------------
                                        John F. Spahr, Jr.
                                        Trustee

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                                 EXHIBIT (d)

                                  SCHEDULE I

                    The following voting trust agreements are identical to the Voting Trust Agreement set forth in Exhibit (d) except for the dates of execution and the parties to each such agreement:

               1. Voting Trust Agreement, between John F. Spahr as Subscriber and John F. Spahr and William M. Passano, Jr. as Trustees, dated March 6, 1991.

               2. Voting Trust Agreement, between Robert N. Spahr as Subscriber and Robert N. Spahr and William
                    M. Passano, Jr. as Trustees, dated March 15,
                    1991.

               3. Voting Trust Agreement, between Christian C.F. Spahr, Jr. as Subscriber and Christian C.F. Spahr, Jr.
                    and William M. Passano, Jr. as Trustees, dated
                    March 15, 1991.